EXHIBIT 99.1

STANDSTILL AGREEMENT

This Standstill Agreement (the “Agreement”) is made as of October 24, 2001 by and between Landec Corporation, a California corporation (the “Company”), and Kenneth E. Jones (the “Purchaser”).

RECITALS

The Company and Seahawk Ranch Irrevocable Trust (the “Trust”), of which the Purchaser is the trustee, are parties to that certain Series B Preferred Stock Purchase Agreement dated as of October 24, 2001 pursuant to which the Company shall issue and sell shares of its Series B Preferred Stock par value $0.001 per share (the “Series B Preferred Stock”) to the Trust.  In connection with such issuance and sale of such stock, the Purchaser desires to make certain covenants to the Company so as to provide limits on the Purchaser’s ownership of capital stock of the Company.

In consideration of the foregoing and the mutual promises contained in this Agreement, the parties agree as follows:

AGREEMENT

1.             Definitions

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

(a)           “Actual Voting Power” means, as of the date of determination, the total number of votes attaching to the outstanding securities entitled to vote for the election of directors of the Company.

(b)           “Affiliate” of an entity means, for so long as one of the following relationships is maintained, any corporation or other business entity controlled by, controlling, or under common or indirect beneficial ownership of more than fifty percent (50%) of the voting stock of such entity (if a corporation), or more than a fifty percent (50%) interest in the decision-making authority of such entity (if unincorporated).  The Trust is an Affiliate of the Purchaser.

(c)           “Investor Group” means the Purchaser and its Affiliates.

(d)           “13D Group” means any group of persons formed for the purpose of acquiring, holding, voting or disposing of Voting Securities which would be required under the Securities Exchange Act of 1934, as amended (the “ Exchange Act”) and the rules and regulations promulgated thereunder, to file a statement on Schedule 13D with the Securities and Exchange Commission as a “person” within the meaning of Section 13(d)(3) of the Exchange Act if such group beneficially owned sufficient securities to require such a filing under the Exchange Act.

(e)           “Threshold Percentage” means twenty percent (20%).  The Threshold Percentage shall be subject to adjustment as provided below in Section 4(c).

(f)            “Total Voting Power” means, as of the date of determination, the total number of votes which may be cast in the election of directors of the Company at any meeting of shareholders of the Company if all Voting Securities then outstanding are present and voted to the fullest extent possible at such meeting, assuming the conversion, exchange or exercise of all then outstanding convertible securities, options, warrants or other rights which are convertible into or exchangeable or exercisable for securities entitled to vote for the election of directors.

(g)           “Voting Security” means, as of the date of determination, the Common Stock, Series A Preferred Stock and Series B Preferred Stock of the Company, any other security generally entitled to vote for the election of directors and any outstanding convertible securities, options, warrants or other rights which are convertible into or exchangeable or exercisable for securities entitled to vote for the election of directors.

2.             Standstill Obligations

(a)           Limitation.  At any time following the date of this Agreement, except with the prior written consent of the Company’s Chief Executive Officer and/or Board of Directors (excluding the vote of any director who is a member of the Investor Group or who is representing, employed by or otherwise affiliated with any member of the Investor Group), no member of the Investor Group shall, directly or indirectly, (i) acquire any Voting Securities (except by way of (A) stock splits, stock dividends or other distributions or offerings made available to holders of Voting Securities generally, or (B) stock options, warrants or other rights to purchase Voting Securities approved by the Board of Directors of the Company (excluding the vote of any director who is a member of the Investor Group or who is representing, employed by or otherwise affiliated with any member of the Investor Group)) or (ii) (other than in connection with an actual sale of such securities) exercise any stock options, warrants or other rights to purchase Voting Securities approved by the Board of Directors of the Company, if the effect of such acquisition or exercise would be to increase the percentage interest of the Investor Group in the Actual Voting Power to the Threshold Percentage or more.

(b)           Recapitalizations, Etc.  Notwithstanding Section 2(a), no member of the Investor Group shall be obligated to dispose of any Voting Securities if the aggregate percentage ownership of the Investor Group is increased as a result of (i) a recapitalization of the Company, (ii) a repurchase of Voting Securities by the Company, or (iii) any other action taken by the Company or its Affiliates other than the Investor Group.

(c)           Participation.  Except with the prior written consent of the Company’s Board of Directors, the Investor Group will not (i) solicit proxies in respect of any Voting Securities, (ii) become a “participant” or “participant in a solicitation”, as those terms are defined in Rule 14a-l1 under the Exchange Act, in opposition to a solicitation by the Company, (iii) form or join any group for the purpose of voting, purchasing or disposing of Voting Securities, or (iv) deposit any Voting Securities in a voting trust or subject them to a voting agreement or other arrangement of similar effect, except as contemplated by this Agreement; provided, however, that the Investor Group shall not be deemed to be a “participant” or to have become engaged in a solicitation hereunder solely by reason of (I) the membership on the Board of Directors of an individual who is a member of the Investor Group or who is representing, employed by or otherwise affiliated with any member of the Investor Group, (II) the voting of the Investor Group’s Voting Securities in any election of such representative of the Investor Group to the Board of Directors, or (III) the Company’s solicitation of proxies in connection with any annual meeting of the shareholders of the Company.

3.             Exceptions for Certain Third-Party Acquisitions.

(a)           Exceptions to Standstill Obligation.  Notwithstanding Section 2(a), the Investor Group may acquire Voting Securities without regard to the limitations set forth above if any of the following events shall occur:

(i)            Tender or Exchange Offer.  If a bona fide tender or exchange offer is made by any person or 13D Group (other than an Affiliate of, or any person acting in concert with, any member of the Investor Group) to acquire Voting Securities which, if added to the Voting Securities (if any) already owned by such person or 13D Group, would represent ownership of Voting Securities in the Total Voting Power equal to or greater than the Threshold Percentage; or

(ii)           Nonpublic Transactions.  If it is publicly disclosed or the Purchaser otherwise learns that Voting Securities representing more than the Threshold Percentage in the Total Voting Power have been acquired in a nonpublic transaction or that a bona fide offer has been made to acquire such securities in a nonpublic transaction by any person or 13D Group (other than an Affiliate of, or any person acting in concert with, any member of the Investor Group).

(b)           Competing Offers.  If any event identified in Section 3(a) occurs, the Investor Group shall be permitted to take such action and make such offers as may be considered to be of the same nature and type of action or offer and directed to the same person or persons and for the same resulting number of shares as that which is being taken by such person or 13D Group; provided that the Investor Group may only acquire that number of shares which when added to the number of shares already owned by the Investor Group shall not exceed the number of shares acquired or to be acquired (assuming any offers to purchase have been consummated) by such person or 13D Group.  In proceeding with any action or offer permitted under this Section 3(b), the Investor Group shall be permitted to offer more favorable terms such as price, cash versus securities or other such terms as may be consistent with an offer of the same nature and type of consideration as that which is being proposed by such person or 13D Group.

For example (but without limitation):

(i)            Tender Offer.  If a person or 13D Group makes a bona fide public tender offer for all of the Company’s outstanding shares, the Investor Group may similarly tender for all of the outstanding shares of the Company.

(ii)           Nonpublic Transaction.  If any person or 13D Group holding less than the Threshold Percentage of the Total Voting Power proposes to the Board of Directors of the Company to acquire directly from the Company shares equal to a specified percentage of the Total Voting Power in excess of the Threshold Percentage, e.g., forty percent (40%), the Investor Group may make a similar proposal to acquire directly from the Company an additional number of shares that would, if accepted, increase its percentage of the Actual Voting Power to be equal to the specified percentage, e.g., a percentage of the Actual Voting Power equal to an aggregate of forty percent (40%) of the Total Voting Power, even if such acquisition would increase the Investor Group’s percentage of the Actual Voting Power in excess of the Threshold Percentage.

4.             Option to Purchase Incremental Shares.

(a)           Incremental Shares.  If any event identified in Section 3(a) occurs and as a result the Investor Group acquires Voting Securities which increase the Investor Group’s percentage interest in the Actual Voting Power to the Threshold Percentage or more (the “Incremental Shares”), and thereafter such other person or 13D Group holds Voting Securities representing a percentage of the Total Voting Power less than the Threshold Percentage, then, upon the expiration of the Investor Group’s right to dispose of the Incremental Shares as provided in Section 4(b) below, the Investor Group hereby grants to the Company, for a period of ninety (90) days, an option to acquire any Incremental Shares at a price equal to the price paid by the Investor Group for such shares, plus such expenses and costs reasonably necessary to acquire the Incremental Shares and incurred by the Investor Group in acquiring the Incremental Shares (including the cost of funds of the Investor Group of holding the incremental Shares until acquired by the Company).

(b)           Disposition.  In the event that the Investor Group has acquired Incremental Shares from a seller or sellers other than the Company, for a period beginning on the date on which the Investor Group holds Incremental Shares and ending sixty (60) days from the date such other person or 13D Group holds Voting Securities representing a percentage of the Total Voting Power less than the Threshold Percentage, the Investor Group shall have the right to sell such Incremental Shares as follows: (i) to an independent third party in a bona fide transaction or transactions; (ii) if Rule 144 is available, into the public market in accordance with the terms of Rule 144; or (iii) as provided under both (i) and (ii).  In the event that the Investor Group elects to dispose of the Incremental Shares as provided in this Section 4(b), the Purchaser shall provide written notice to the Company of such disposition and the purchase option granted to the Company pursuant to Section 4(a) shall apply only to those Incremental Shares which have not been so disposed of.

(c)           Adjustment for Failure to Exercise Option.  In the event that the Company fails to exercise its option as provided in Section 4(a), the Threshold Percentage shall be increased to a percentage equal to the percentage of the Actual Voting Power held by the Investor Group upon the expiration of the Company’s right to exercise such option.

5.             Lockup.  The Purchaser agrees that the Series B Preferred Stock may not be transferred in any event without the prior written consent of the Company, except to another member of the Investor Group.  The foregoing sentence shall not be applicable to shares of Common Stock issued upon conversion of the Series B Preferred Stock.

6.             Miscellaneous

(a)           Equitable Relief.  The parties acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, it is agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which they may be entitled in law or in equity.

(b)           Waiver.  The failure of any party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other parties.  None of the terms, covenants and conditions of this Agreement can be waived except by the written consent of the party waiving compliance.

(c)           Amendments and Waivers.  Any term of this Agreement may be amended or waived only with the written consent of all of the parties or their respective successors and assigns.  Any amendment or waiver effected in accordance with this Section 6(c) shall be binding upon each party and their respective successors and assigns.

(d)           Assignment.  This Agreement may not be assigned by any party without the prior written consent of all of the other, except that the Company may assign this Agreement to a party which acquires all or substantially all of the Company’s assets, whether by merger, sale of assets or otherwise.  A merger or consolidation shall be deemed to constitute an assignment.  Subject to the foregoing, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(e)           Governing Law; Jurisdiction.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.  Each of the parties to this Agreement consents to the exclusive jurisdiction and venue of the courts of the state and federal courts of San Mateo County, California.

(f)            Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(g)           Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(h)           Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice.

(i)            Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(j)            Attorney’s Fees.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

(k)           Entire Agreement.  This Agreement is the product of each of the parties hereto, and constitutes the entire agreement between such parties pertaining to the subject matter hereof, and merges all prior negotiations and drafts of the parties with regard to the transactions contemplated herein.  Any and all other written or oral agreements existing between the parties hereto regarding such transactions are expressly canceled.

[Signature Page Follows]

The parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first written above.

COMPANY:

LANDEC CORPORATION

By:	/s/ Gary T. Steele
Gary T. Steele, President and CEO

Address:	Landec Corporation
3603 Haven Avenue
Menlo Park, CA 94025
(650) 306-1650
(650) 261-3616 (fax)

PURCHASER:

By:	/s/ Kenneth E. Jones
Kenneth E. Jones

Address: 550 Pilgrim Drive, Suite F
Foster City, CA 94404

SIGNATURE PAGE TO STANDSTILL AGREEMENT